Technical Services Agreement

by and among

Shenzhen CCPower Corporation

Shenzhen CCPower Investment Consulting Co., Ltd.

and

The Shareholder of Shenzhen CCPower Corporation

August 22, 2011

Technical Service Agreement

Technical Services Agreement

This Technical Services Agreement (“this Agreement”) is entered into on August 22, 2011 by the following Parties:

(1)

Shenzhen CCPower Corporation (hereinafter called “Party A”) is a limited liability company, duly incorporated in Shenzhen, the People’s Republic of China (“PRC”) whose legal address is: 706A, Block B, Tianan Cyber Times Building, Chegongmiao Industrial Park, Shennanxi Road, Futian District, Shenzhen.

(1)

Shenzhen CCPower Investment Consulting Co., Ltd. (hereinafter referred to as “Party B”), a wholly foreign owned enterprise (“WFOE”) to be incorporated in Shenzhen, PRC, whose legal address is: Art 1109, 1st floor, Block One, .Meilinduoli Industrial Park, Meihua Road, Futian District, Shenzhen, PRC.

(3)	The shareholder of Shenzhen CCPower Corporation (hereinafter called “Shareholder”), as follows:

Name of the Shareholder	Shareholding Ratio %	ID Card No.
Wang Xili	10%	420104196707150843

(Party A, Party B and Shareholder are referred to collectively in this Agreement as the “Parties”, and individually as “a Party” or “each Party”.)

WHEREAS:

(1)	Shareholder holds 100% of equity interests of Party A;

(2)

Party A’s business scope is as follows: operation of industrial business (detailed project to be declared); domestic commercial and material supply and marketing (excluding commodities subject to exclusive operation, control or sale); technical development of electronic products, computer network, software and hardware; information consultancy (excluding restrictive projects); import and export business (operation subject to import and export qualification license);

(3)

Party B’s business scope is project investment consultancy, enterprise management consultancy, economic information consultancy; computer software and hardware technical development; goods and technology import and export business (excluding distribution of imported goods); and

(4)	The Parties agree that Party B provides Party A with technical services.

NOW THEREFORE, the Parties hereby agree through friendly negotiation as follows:

Article 1 Definition

Technical Service Agreement

1.1	“PRC” refers to the People’s Republic of China, for the purpose of this Agreement, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province;
1.2	“PRC Laws” refers to all PRC laws, administrative regulations and government rules in effect;
1.3	“RMB” refers to the legal currency within the PRC;
1.4	“Technical Service Fee” or “Consideration” refers to the consideration as defined in Article 3.1 and paid to Party B by Party A.

Article 2 Contents of Technical Services

Party B shall provide to Party A the following technical services:

2.1

Party B shall select, purchase and update the proper software for finance management for Party A at Party A’s expense in accordance with the practical requirements for finance management, and Party B will conduct training on the use of such software, and provide relevant consultancy services.

2.2

Party B shall select, purchase and update the proper software on human resource management for Party A at Party A’s expense in accordance with the practical requirements for human resource management, and Party B conduct training on the use of such software, and provide relevant consultancy services.

2.3

Party B shall select, purchase and update the proper technology development software and operation software for the Party A’s technology developments and operations at Party A’s expense in accordance with the practical requirements for technology development and conduct training on the use of such software, and provide relevant consultancy services.

2.4	Party B shall provide other related computer systems and software to Party A at Party A’s expense in accordance with the specific demands by Party A.

2.5

Party B shall seek qualified network service company to provide services to Party A at Party A’s expense with respect to its application of domain name and design of website, assist Party A in communication with the network service company on the matters in relation to the domain name and website.

2.6

Party B shall facilitate the computers, server and other facilities for Party A and at Party A’s expense in accordance with the requirements of Party A, and make periodical maintenance on aforesaid facilities.

2.7

Party B shall provide research and development service to Party A in accordance with the request of Party A, including but not limited to, computer software and hardware research and development, testing and application.

Technical Service Agreement

2.8	Party B shall provide data analysis service to Party A in accordance with the request of Party A, including but not limited to, data classification and storage, data analysis and data search.

2.9

Party B shall provide technical consulting service to Party A in accordance with the request of Party A, including but not limited, technical strategic consulting and technology development consulting and analysis.

2.10

Party B shall conduct training for Party A’s technical staff. In the event of technical problems of Party A, e.g. hardware errors or hardware break-down, Party B shall designate relevant staff to work on-site assisting Party A to resolve such problems when necessary. Party B shall also be responsible for hardware maintenance service of Party A’s servers, computers and other technological facilities.

2.11

Party B shall provide import and export consultancy service to Party A in accordance with the request of Party A, including but not limited, consultancy and analysis on customs declaration, inspection, payment of duties, application of permits and other items related to goods and technology import and export. Party B shall assist Party A in communication with relevant governmental authorities and other entities on the matters in relation to the goods and technology import and export.

Article 3 Technical Service Fee

3.1

The Parties agree that, with respect to the services provided by Party B to Party A under this Agreement, Party B shall be entitled to charge Party A on a quarterly basis the service fee in an amount equivalent to a certain percentage of Party A’s total operational income of such quarter (the "Technical Service Fee"). Both Parties will confirm in writing the specific consideration based on further consultations following the execution of this Agreement.

Article 4 Warranties and Undertakings by Party A

4.1

Within the term of this Agreement, Party B shall be an exclusive service provider consigned by Party A to provide the services as set forth in Article 2 hereunder, and Party A shall not consign any other entities to provide Party A (including its branches and subsidiaries) with any services identical to or similar with those services provided in Article 2 hereunder.

4.2

Party A shall provide Party B with all the information at the request of Party B which is necessary for Party B to provide the services as set forth in Article 2 hereunder, and shall be responsible for the authenticity and efficiency of such information.

Technical Service Agreement

4.3

Party A shall fully cooperate with Party B, and provide assistance and convenience to Party B for its on-site working, and shall not hinder Party B in providing services as set forth in Article 2 hereunder.

4.4	Party A shall promptly make full payment of the Technical Services Fee, if any, to Party B in accordance with the provisions hereunder.

4.5	Without the prior written consent by Party B, Party A shall not take any action that would materially affect Party B’s rights and interests hereunder.

Article 5 Warranties and Undertakings by Party B

5.1	Party B shall take full advantage of its capacity and resources to provide the services as stipulated in Article 2 hereunder.

5.2	Party B shall timely update and improve the technical services in accordance with the actual condition and reasonable demands of Party A.

5.3	Party B shall accept any reasonable suggestions regarding hardware, software and staff training from Party A during the course of providing services to Party A.

Article 6 Guaranty

To secure the performance of the obligations assumed by Party A hereunder, Shareholder agree to pledge all of her equity interests in Party A to Party B, and the Parties agree to execute the Equity Pledge Agreement with respect thereto.

Article 7 Taxes and Expenses

The Parties shall pay, in accordance with relevant PRC laws and regulations, their respective taxes and fees arising from the execution and performance of this Agreement.

Article 8 Assignment of the Agreement

8.1	Party A shall not transfer part or all of its rights and obligations under this Agreement to any third party without the prior written consent of Party B.

8.2

The Parties agree that Party B shall be entitled to transfer, at its own discretion, any or all of its rights and obligations under this Agreement to any third party upon a five (5)–day written notice to Party A.

Technical Service Agreement

Article 9 Liability of Breach

9.1

If Party A fails to duly pay the Technical Services Fee in accordance with the provisions of Article 3 hereunder, then Party A shall pay the liquidated damage amount per day equal to 0.03% of the unpaid consideration which falls due; if any delay of payment amounts to ten(10) days, then Party B shall be entitled to exercise the right of pledge under the Equity Pledge Agreement.

9.2

If Party A violates its representations and warranties hereunder and fails to redress such violation within ten (10) days upon receipt of written notice from Party B, Party B shall be entitled to exercise the right of pledge under the Equity Pledge Agreement.

9.3

If Party B does not fully perform its obligations and duties under this Agreement, or is otherwise in default of any of its representations and warranties hereunder, Party A shall be entitled to request Party B to redress its default.

Article 10 Effectiveness, Modification and Cancellation

10.1

This Agreement shall take effect on the day of execution hereof, and the valid term hereof shall expire upon the day of completion of the acquisition of the assets or the equity of Party A by Party B or its designated third party.

10.2	The modification of this Agreement shall not be effective unless a written modification is signed by the Parties.

10.3

This Agreement shall not be terminated or canceled unless a written agreement is signed by the Parties, provided that Party B may, by giving a thirty (30)- day prior notice to the other Parties hereto, terminate this Agreement.

Article 11 Confidentiality

11.1

The negotiation, execution and articles of this Agreement and any information, documents, data and all other materials (herein “Confidential Information”) arising out of the implementation of this Agreement, shall be kept strictly confidential by the Parties. Without the written approval by the other Parties, none of the Parties shall disclose any Confidential Information to any third party, but the following shall not be considered to be “Confidential Information”:

	(1)	The materials that are known by the general public (but not including the materials disclosed by a Party receiving the materials in breach of this Agreement); or

Technical Service Agreement

(2)	The materials required to be disclosed subject to the applicable laws or the rules or provisions of any stock exchange.

The materials disclosed by each Party to its legal or financial consultants relating the transactions under this Agreement, provided the legal or financial consultants shall comply with the confidentiality provisions set forth in this Section. The disclosure of the Confidential Information by staff, employed institution, or consultants of any Party shall be deemed as the disclosure of such Confidential Information by such Party, and such Party shall bear the liabilities for breaching the contract.

11.2	If this Agreement is terminated or becomes invalid or unenforceable, the validity and enforceability of this Article shall not be affected or impaired.

Article 12 Force Majeure

12.1

“Force Majeure” refers that any event that could not be foreseen, and could not be avoided and overcome, which includes among other things, but without limitation, acts of nature (such as earthquake, flood or fire), government acts, strikes or riots;.

12.2

If an event of Force Majeure occurs, any of the Parties who is prevented from performing its obligations under this Agreement by an event of Force Majeure shall notify the other Party without delay and within fifteen (15) days of the event provide detailed information about and notarized documents evidencing the event, shall take appropriate means to minimize or remove the negative effects of Force Majeure on the other Party and shall not assume the liabilities for breaching this Agreement. While the Force Majeure is continuing, the Party alleging breach may suspend her performance. The Parties shall keep on performing this Agreement after the event of Force Majeure disappears.

Article 13 Governing Law and Dispute Resolution

13.1	The effectiveness, interpretation, implementation and dispute-resolution related to this Agreement shall be governed under PRC Laws.

13.2

Any dispute arising out of this Agreement shall be resolved by the Parties through friendly negotiation. If the Parties could not reach an agreement within thirty (30) days since the dispute is brought forward, either Party may submit the dispute to China International Economic and Trade Arbitration Commission in Beijing for arbitration under its applicable rules. The arbitration should be held in English. The arbitration award should be final and binding upon the Parties.

13.3	During the process of dispute-resolution, the Parties shall continue to perform other terms under this Agreement, except for provision of dispute resolution.

Technical Service Agreement

Article 14 Miscellaneous

14.1

The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous oral or written agreements and understandings.

14.2	This Agreement shall bind and benefit the successor of each Party and the transferee permitted hereunder with the same rights and obligations as if the original parties hereof.

14.3

Any notice required to be given or delivered to the Parties hereunder shall be in writing and delivered to the address as indicated below or such other address or as such party may designate, in writing, from time to time. All notices shall be deemed to have been given or delivered upon by personal delivery, fax and registered air mail. It shall be deemed to be delivered upon: (1) registered air mail: five (5) business days after deposit in the mail; (2) personal delivery or fax: two (2) business days after transmission. If the notice is delivered by fax, it should be confirmed by original through registered air mail or personal delivery:

Party A
Contact person: Wang Xili
Address: 706A, Block B, Tianan Cyber Times Building, Chegongmiao
Industrial Park, Shennanxi Road, Futian District, Shenzhen
Postal Code: 518040
Tel: 0755-8348-7858
Fax: 0755-8348-7881

Party B
Contact person: Renyan GE
Address: Art 1109, 1st floor, Block One, .Meilinduoli Industrial Park,
Meihua Road, Futian District, Shenzhen, PRC
Postal Code: 518049
Tel: 136-3266-8228

14.4

If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions shall not in any way be affected or impaired thereby. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which effects the parties original intention to the largest extent.

14.5	This Agreement is executed in three (3) copies with each party holding one copy, and each of the copies shall be equally valid and authentic.

Technical Service Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date as written above.

Party A

Shenzhen CCPower Corporation

Legal Representative: Wang Xili

Signature & Seal: /s/ Wang Xili

Party B

Shenzhen CCPower Investment Consulting Co., Ltd.

Legal Representative: Renyan GE

Signature & Seal: /s/ Renyan Ge

The Shareholder of Shenzhen CCPower Corporation

Wang Xili: /s/ Wang Xili